Exhibit 99.1

Granite Provides Business Update and Third Quarter 2020

Preliminary Select Financial Information

Announces Q3 2020 CAP(1) of $4.2 billion

Company to file Form 12b-25 for Q3 Quarterly Report on Form 10-Q

WATSONVILLE, Calif. (November 9, 2020) - Granite Construction Incorporated (NYSE: GVA) today provided a business update and third quarter 2020 preliminary select financial information.

“I am pleased today to discuss some highlights of Granite’s recent performance, but first, I want to thank the Board of Directors for their confidence in my ability to lead Granite through the near-term challenges we are facing as we work to implement our long-term strategic vision,” said Kyle T. Larkin, President at Granite.  “While we can all acknowledge that 2020 has been a difficult year on many fronts, our people will lead the Company through these tough times. Despite the COVID-19 pandemic and California wildfires, our work levels remain steady with minimal project impact, and our business continues to adapt. As of September 30, 2020, total company committed and awarded projects (CAP) (1) stood at $4.2 billion, and Granite’s liquidity has improved over the course of the year. We are focused on completing our restated financials and filing with the SEC so we can once again direct all of our efforts on being the best builders and materials producers in the industry.

“Most importantly, our top concern remains the safety of our employees and our continued commitment to providing our employees with a safe and healthy work environment in this especially tumultuous year.”

Liquidity and Financial Flexibility Remains Healthy

The following information is preliminary and unaudited and could be impacted by subsequent events or determinations.

The Company had $549.6 million of available liquidity, inclusive of $393.7 million of cash and marketable securities as of September 30, 2020 compared to $232.6 million of cash and marketable securities as of September 30, 2019.   Debt was $413.9 million as of September 30, 2020 compared to $403.1 million as of September 30, 2019.  The Company did not make any borrowings during the quarter on its credit facility and continues to focus on strategic cash management.  Additionally, the Company is working with its lenders to amend its credit facility to extend the filing deadline to February 28, 2021 for its audited financial statements on Form 10-K for the year-ended December 31, 2019 and for the Company’s Form 10-Qs for the first three quarters of 2020. The Company expects to enter into this amendment on or before November 15, 2020.

The Company ended the third quarter of 2020 with CAP(1) of $4.2 billion, which includes over $1 billion of best-value procurement work.  Our CAP(1)  balance is modestly higher from second quarter 2020 levels with increased best-value procurement work offsetting lower Heavy Civil operating group backlog, which is consistent with our procurement strategy shared in the second half of 2019.  While project lettings vary by state, there is an overall recognition at the federal, state and local levels of the benefits infrastructure projects provide towards economic activity.

Audit/Compliance Committee Investigation Substantially Complete and Form 10-Q Filing Delay

In February of 2020, Granite’s Audit/Compliance Committee, assisted by independent counsel, began an investigation of prior-period reporting for the Heavy Civil operating group, and the extent to which these matters affect the effectiveness of Granite’s internal control over financial reporting.  The Company previously reported on Form 8-K the Audit/Compliance Committee’s determination that prior period financial statements could not be relied upon for the years ended December 31, 2017 and 2018 and for the first three quarters in 2019.

The investigation is substantially complete and the Company is evaluating the impact of the investigation on its prior period financial statements and implementing appropriate remediation actions. The Company will not file its Quarterly Report on Form 10-Q for the third quarter of 2020 by November 9, 2020.  Further, Granite will file a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its third quarter 2020 Quarterly Report on Form 10-Q.

(1) CAP is comprised of unearned revenue and other awards, as well as CMGC/CMAR and alternative procurement projects.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for eleven consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects (CAP), results and preliminary results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “preliminary,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, results and preliminary results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, the completion and final results of the independent investigation of the Audit/Compliance Committee of the Board of Directors of the Company, the completion of the amendment to the Company’s credit facility, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

Contacts:

Investors

Lisa Curtis, 831-728-7532

Or

Media

Erin Kuhlman, 831-768-4111

Source: Granite Construction Incorporated